Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FIRST QUARTER 2023 RESULTS

●	1Q23 EPS of $0.94
●	1Q23 Net Income and EBITDA of $34.0 million and $81.7 million, respectively
●	Year-over-year decrease in 1Q23 consolidated operating income driven primarily by lower contribution from China service
●	Repurchased approximately 0.7 million shares in 1Q23

HONOLULU, Hawaii (May 4, 2023) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $34.0 million, or $0.94 per diluted share, for the quarter ended March 31, 2023. Net income for the quarter ended March 31, 2022 was $339.2 million, or $8.23 per diluted share. Consolidated revenue for the first quarter 2023 was $704.8 million compared with $1,165.5 million for the first quarter 2022.

“Despite being down from the extraordinary pandemic driven demand level over the last two years, Matson’s Ocean Transportation and Logistics business segments performed well in a challenging business environment,” said Chairman and Chief Executive Officer Matt Cox. “Within Ocean Transportation, our China service generated lower year-over-year volume and freight rates, which were the primary contributors to the year-over-year decline in our consolidated operating income. During the first quarter, retail customers continued to conservatively manage inventories amid weakening consumer demand, increasing interest rates and economic uncertainty. Currently in the Transpacific marketplace, business conditions are mixed with general improvement in tradelane capacity and some improvement in retailer inventories, but we continue to see conservative management of inventories by retail customers in light of economic uncertainty. As such, we expect our CLX and CLX+ services in the second quarter to reflect freight demand levels below normalized conditions with lower year-over-year volumes and rates. Absent an economic ‘hard landing’ in the U.S., we continue to expect improved trade dynamics in the second half of 2023 as the Transpacific marketplace transitions to a more normalized level of demand. Regardless of the economic environment, we expect to continue to earn a significant rate premium to the Shanghai Containerized Freight Index reflecting our fast and reliable ocean services and unmatched destination services.”

Mr. Cox added, “In our domestic ocean tradelanes, we saw lower year-over-year volumes in Hawaii, Alaska and Guam compared to the year ago period. The modest year-over-year decline in Hawaii volume was primarily due to lower eastbound volume. The year-over-year volume declines in Guam and Alaska were primarily driven by lower retail-related demand and lower seafood volume, respectively. In Logistics, operating income decreased year-over-year primarily due to lower contributions from supply chain management and transportation brokerage.”

“We expect Matson’s consolidated operating income in the second quarter of 2023 to be higher than the first quarter. We expect normal seasonality to return to our domestic tradelanes and Logistics and our China service to experience freight demand levels below normalized conditions,” said Mr. Cox. “In the near-term, we expect continued economic growth in Alaska to be supportive of improved freight demand and in Hawaii and Guam we expect muted freight demand, but recognize the uncertainty in the macroeconomic environment. We continued to repurchase shares during the first quarter, and we remain committed to the return of excess capital to shareholders. As such, we recently announced that our Board approved an additional three million shares for our share repurchase program.”

First Quarter 2023 Discussion and Update on Business Conditions

Ocean Transportation: The Company’s container volume in the Hawaii service in the first quarter 2023 was 0.8 percent lower year-over-year. The decrease was primarily due to lower eastbound volume. During the quarter, the Company saw retail customers continue to manage inventories to weaker consumer demand levels despite continued improvement in the Hawaii economy supported by a low unemployment rate and relatively strong tourist arrivals, including a modest improvement in international tourist trends. In the near-term, Matson expects muted freight demand in Hawaii despite continued improvement in the Hawaii economy supported by strength in tourism and a low unemployment rate. There are also negative trends as a result of higher inflation and higher interest rates that create uncertainty in the economic growth trajectory.

In China, the Company’s container volume in the first quarter 2023 decreased 35.4 percent year-over-year. The decrease was primarily due to (i) CCX volume in the first quarter 2022 (CCX service was discontinued in the third quarter 2022) and (ii) lower demand for the CLX and CLX+ services. Matson continued to realize a significant rate premium over the Shanghai Containerized Freight Index (“SCFI”) in the first quarter 2023 but achieved average freight rates that were lower than in the year ago period. Currently in the Transpacific marketplace, business conditions are mixed with general improvement in tradelane capacity and retailer inventories, but we continue to see retail customers conservatively manage inventories in light of continued economic uncertainty. As such, the Company expects its CLX and CLX+ services in the second quarter to reflect freight demand levels below normalized conditions with lower year-over-year volumes and rates. Absent an economic “hard landing” in the U.S., the Company continues to expect improved trade dynamics in the second half of 2023 as the Transpacific marketplace transitions to a more normalized level of demand. Regardless of the economic environment, the Company expects to continue to earn a significant rate premium to the SCFI reflecting our fast and reliable ocean services and unmatched destination services.

In Guam, the Company’s container volume in the first quarter 2023 decreased 10.9 percent year-over-year primarily due to lower retail-related demand. In the near-term, the Company expects muted freight demand despite continued improvement in the Guam economy with increasing tourism and a low unemployment rate. There are also negative trends as a result of higher inflation and higher interest rates that create uncertainty in the economic growth trajectory.

In Alaska, the Company’s container volume for the first quarter 2023 decreased 4.8 percent year-over-year due to (i) lower export seafood volume from the Alaska-Asia Express service (“AAX”) primarily due to three less sailings and (ii) lower southbound volume primarily due to lower domestic seafood and household goods volume, partially offset by higher northbound volume primarily due to two additional sailings. In the near-term, the Company expects the Alaska economy to benefit from low unemployment and increased energy-related exploration and production activity as a result of elevated oil prices, but there are negative trends as a result of higher inflation and higher interest rates that create uncertainty in the economic growth trajectory.

The contribution in the first quarter 2023 from the Company’s SSAT joint venture investment was $(1.8) million, or $35.8 million lower than the first quarter 2022. The decrease was primarily driven by lower other terminal revenue and lower lift volume.

Logistics: In the first quarter 2023, operating income for the Company’s Logistics segment was $10.9 million, or $5.5 million lower compared to the level achieved in the first quarter 2022. The decrease was primarily due to lower contributions from supply chain management, consistent with lower demand in the Transpacific tradelane, and transportation brokerage.

Results By Segment

Ocean Transportation — Three months ended March 31, 2023 compared with 2022

	Three Months Ended March 31,
(Dollars in millions)	2023	2022	Change
Ocean Transportation revenue	$551.0	$943.9	$(392.9)	(41.6)%
Operating costs and expenses	(523.2)	(527.7)	4.5	(0.9)%
Operating income	$27.8	$416.2	$(388.4)	(93.3)%
Operating income margin	5.0%	44.1%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	35,200	35,500	(300)	(0.8)%
Hawaii automobiles	9,400	8,600	800	9.3%
Alaska containers	19,800	20,800	(1,000)	(4.8)%
China containers	30,100	46,600	(16,500)	(35.4)%
Guam containers	4,900	5,500	(600)	(10.9)%
Other containers (2)	4,100	5,300	(1,200)	(22.6)%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue decreased $392.9 million, or 41.6 percent, during the three months ended March 31, 2023, compared with the three months ended March 31, 2022. The decrease was primarily due to lower average freight rates and volume in China, partially offset by higher fuel-related surcharge revenue.

On a year-over-year FEU basis, Hawaii container volume decreased 0.8 percent primarily due to lower eastbound volume; Alaska volume decreased 4.8 percent due to (i) lower export seafood volume from the AAX primarily due to three less sailings and (ii) lower southbound volume primarily due to lower domestic seafood and household goods volume, partially offset by higher northbound volume primarily due to two additional sailings; China volume was 35.4 percent lower primarily due to (a) CCX volume in the first quarter 2022 (CCX service was discontinued in the third quarter 2022) and (b) lower demand for the CLX and CLX+ services; Guam volume was 10.9 percent lower primarily due to lower retail-related demand; and Other containers volume decreased 22.6 percent.

Ocean Transportation operating income decreased $388.4 million during the three months ended March 31, 2023, compared with the three months ended March 31, 2022. The decrease was primarily due to lower freight rates and volume in China and a lower contribution from SSAT, partially offset by lower operating costs and expenses (including fuel-related expenses) primarily related to the discontinuation of the CCX service.

The Company’s SSAT terminal joint venture investment contributed $(1.8) million during the three months ended March 31, 2023, compared to a contribution of $34.0 million during the three months ended March 31, 2022. The decrease was primarily driven by lower other terminal revenue and lower lift volume.

Logistics — Three months ended March 31, 2023 compared with 2022

	Three Months Ended March 31,
(Dollars in millions)	2023	2022	Change
Logistics revenue	$153.8	$221.6	$(67.8)	(30.6)%
Operating costs and expenses	(142.9)	(205.2)	62.3	(30.4)%
Operating income	$10.9	$16.4	$(5.5)	(33.5)%
Operating income margin	7.1%	7.4%

Logistics revenue decreased $67.8 million, or 30.6 percent, during the three months ended March 31, 2023, compared with the three months ended March 31, 2022. The decrease was primarily due to lower revenue in transportation brokerage and supply chain management.

Logistics operating income decreased $5.5 million, or 33.5 percent, during the three months ended March 31, 2023, compared with the three months ended March 31, 2022. The decrease was primarily due to lower contributions from supply chain management, consistent with lower demand in the Transpacific tradelane, and transportation brokerage.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents decreased by $161.3 million from $249.8 million at December 31, 2022 to $88.5 million at March 31, 2023, which excludes $623.7 million in cash and interest deposited in the Capital Construction Fund. Matson generated net cash from operating activities of $96.7 million during the three months ended March 31, 2023, compared to $273.9 million during the three months ended March 31, 2022. Capital expenditures totaled $35.9 million for the three months ended March 31, 2023, compared with $46.8 million for the three months ended March 31, 2022. Total debt decreased by $40.8 million during the three months to $476.7 million as of March 31, 2023, of which $430.4 million was classified as long-term debt.1 As of March 31, 2023, Matson had available borrowings under its revolving credit facility of $642.1 million.

During the first quarter 2023, Matson repurchased approximately 0.7 million shares for a total cost of $42.1 million. As of the end of the first quarter 2023, there were approximately 0.9 million shares remaining in its share repurchase program. As previously announced, Matson’s Board of Directors approved adding three million shares to the existing nine million share repurchase program and extending the program to December 31, 2025. Matson’s Board of Directors also declared a cash dividend of $0.31 per share payable on June 1, 2023 to all shareholders of record as of the close of business on May 11, 2023.

1 Total debt is presented before any reduction for deferred loan fees as required by GAAP.

Teleconference and Webcast

A conference call is scheduled on May 4, 2023 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s first quarter results.

Date of Conference Call:	Thursday, May 4, 2023
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 10:30 a.m. HT

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors.

Participants may register for the conference call at:

https://register.vevent.com/register/BIf4c1f30d251f4af5aad4bf7307788646

Registered participants will receive the conference call dial-in number and a unique PIN code to access the live event. While not required, it is recommended you join 10 minutes prior to the event starting time. A replay of the conference call will be available approximately two hours after the event by accessing the webcast link at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline of ocean freight transportation services to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from ports in Alaska to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America and Asia. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, supply chain management, and freight forwarding to Alaska. Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”).

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding performance and financial results; volume, rate and freight demand levels; retailer inventories; tradelane and vessel capacity; consumer demand levels; vessel transit times; interest rates; inflation; economic uncertainty; trade dynamics; business conditions in the Transpacific marketplace; Matson’s rate premium to the Shanghai Containerized Freight Index; timing of return to normalized seasonality; economic growth and drivers in Hawaii, Alaska and Guam; tourism levels; unemployment rates; lift volume and profitability levels at SSAT; freight forwarding demand; intermodal and highway brokerage demand and capacity; accessorial fees; timing of liquified natural gas installations on certain vessels; timing and amount of tax refunds; capital allocation plans; refleeting initiatives; energy-related exploration and product activity;

and the timing, manner and volume of repurchases of common shares pursuant to the repurchase program. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; changes in macroeconomic conditions, geopolitical developments, or governmental policies, including from the COVID-19 pandemic; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; new or increased competition or improvements in competitors’ service levels; our relationship with customers, agents, vendors and partners and changes in related agreements; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of required fuels; evolving stakeholder expectations related to environmental, social and governance matters; timely or successful completion of fleet upgrade initiatives; the Company’s vessel construction agreements with Philly Shipyard; the occurrence of poor weather, natural disasters, maritime accidents, spill events and other physical and operating risks, including those arising from climate change; transitional and other risks arising from climate change; the magnitude and timing of the impact of public health crises, including COVID-19; significant operating agreements and leases that may not be replaced on favorable terms; any unanticipated dry-dock or repair expenses; joint venture relationships; conducting business in foreign shipping markets, including the imposition of tariffs or a change in international trade policies; any delays or cost overruns related to the modernization of terminals; war, terrorist attacks or other acts of violence; consummating and integrating acquisitions; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; loss of key personnel or failure to adequately manage human capital; the use of our information technology and communication systems and cybersecurity attacks; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; costs to comply with and liability related to numerous safety, environmental, and other laws and regulations; and disputes, legal and other proceedings and government inquiries or investigations. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2022 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31,
(In millions, except per share amounts)	2023	2022
Operating Revenue:
Ocean Transportation	$551.0	$943.9
Logistics	153.8	221.6
Total Operating Revenue	704.8	1,165.5

Costs and Expenses:
Operating costs	(597.5)	(703.7)
(Loss) Income from SSAT	(1.8)	34.0
Selling, general and administrative	(66.8)	(63.2)
Total Costs and Expenses	(666.1)	(732.9)

Operating Income	38.7	432.6
Interest income	8.2	—
Interest expense	(4.5)	(4.8)
Other income (expense), net	1.8	2.0
Income before Taxes	44.2	429.8
Income taxes	(10.2)	(90.6)
Net Income	$34.0	$339.2

Basic Earnings Per Share	$0.94	$8.29
Diluted Earnings Per Share	$0.94	$8.23

Weighted Average Number of Shares Outstanding:
Basic	36.1	40.9
Diluted	36.3	41.2

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(In millions)	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$88.5	$249.8
Other current assets	478.2	509.8
Total current assets	566.7	759.6
Long-term Assets:
Investment in SSAT	81.5	81.2
Property and equipment, net	1,967.1	1,962.5
Goodwill	327.8	327.8
Intangible assets, net	188.1	174.9
Capital Construction Fund	623.7	518.2
Other long-term assets	472.4	505.8
Total long-term assets	3,660.6	3,570.4
Total assets	$4,227.3	$4,330.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$46.3	$76.9
Other current liabilities	489.5	504.7
Total current liabilities	535.8	581.6
Long-term Liabilities:
Long-term debt, net of deferred loan fees	417.9	427.7
Deferred income taxes	645.5	646.5
Other long-term liabilities	357.8	377.3
Total long-term liabilities	1,421.2	1,451.5

Total shareholders’ equity	2,270.3	2,296.9
Total liabilities and shareholders’ equity	$4,227.3	$4,330.0

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(In millions)	2023	2022
Cash Flows From Operating Activities:
Net income	$34.0	$339.2
Reconciling adjustments:
Depreciation and amortization	35.8	35.6
Amortization of operating lease right of use assets	39.6	36.2
Deferred income taxes	(1.4)	6.6
Share-based compensation expense	4.6	4.7
Loss (income) from SSAT	1.8	(34.0)
Other	(0.1)	(0.2)
Changes in assets and liabilities:
Accounts receivable, net	(14.5)	(27.7)
Deferred dry-docking payments	(2.4)	(8.6)
Deferred dry-docking amortization	6.2	6.7
Prepaid expenses and other assets	45.7	(31.5)
Accounts payable, accruals and other liabilities	(8.4)	(16.2)
Operating lease liabilities	(39.4)	(35.4)
Other long-term liabilities	(4.8)	(1.5)
Net cash provided by operating activities	96.7	273.9

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	(0.4)	(9.4)
Other capital expenditures	(35.5)	(37.4)
Proceeds from disposal of property and equipment	0.3	0.4
Payment for asset acquisition	(12.4)	—
Cash deposits and interest into the Capital Construction Fund	(105.5)	(10.7)
Withdrawals from Capital Construction Fund	—	10.7
Net cash used in investing activities	(153.5)	(46.4)

Cash Flows From Financing Activities:
Repayments of debt	(40.8)	(14.4)
Dividends paid	(11.3)	(12.9)
Repurchase of Matson common stock	(40.0)	(70.4)
Tax withholding related to net share settlements of restricted stock units	(12.4)	(19.4)
Net cash used in financing activities	(104.5)	(117.1)

Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(161.3)	110.4
Cash, Cash Equivalents and Restricted Cash, Beginning of the Period	253.7	287.7
Cash, Cash Equivalents and Restricted Cash, End of the Period	$92.4	$398.1

Reconciliation of Cash, Cash Equivalents and Restricted Cash, End of the Period:
Cash and Cash Equivalents	$88.5	$392.8
Restricted Cash	3.9	5.3
Total Cash, Cash Equivalents and Restricted Cash, End of the Period	$92.4	$398.1

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest (including debt prepaid fees)	$5.0	$4.5
Income tax payments (refunds), net	$(30.3)	$103.1

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$5.1	$7.1
Non-cash payment for asset acquisition	$4.1	$—

MATSON, INC. AND SUBSIDIARIES

Net Income to EBITDA Reconciliations

(Unaudited)

		Three Months Ended
		March 31,			Last Twelve
(In millions)		2023	2022	Change	Months
Net Income		$34.0	$339.2	$(305.2)	$758.7
Subtract:	Interest income	(8.2)	—	(8.2)	(16.4)
Add:	Interest expense	4.5	4.8	(0.3)	17.7
Add:	Income taxes	10.2	90.6	(80.4)	208.0
Add:	Depreciation and amortization	35.0	35.1	(0.1)	139.1
Add:	Dry-dock amortization	6.2	6.7	(0.5)	24.4
EBITDA (1)		$81.7	$476.4	$(394.7)	$1,131.5

(1)	EBITDA is defined as earnings before interest, income taxes, depreciation and amortization (including deferred dry-docking amortization). EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.